Exhibit 23.1a1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A Amendment No. 2 of our report dated April 16, 2018 relating to the financial statements of Fortuneswell Corporation as of December 31, 2017 and December 31, 2016 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended appearing in the Prospectus which is part of this Registration Statement and to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ DMCL LLP

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Professional Accountants

Vancouver, Canada

September 17, 2018